Exhibit 3.1

ARTICLES OF AMENDMENT TO
THE ARTICLES OF INCORPORATION OF CMG HOLDINGS, INC.

CERTIFICATE OF DESIGNATION, PREFERENCES, AND RIGHTS OF
SERIES B CONVERTIBLE PREFERRED STOCK

The undersigned Alan Morell, Chief Executive Officer of CMG HOLDINGS, INC. (the “Corporation”), a company organized and existing under the laws of the State of Nevada, certifies that pursuant to the authority contained in the Corporation’s Articles of Incorporation, and in accordance with the provisions of the resolution creating a series of the class of the Corporation’s authorized Preferred Stock designated as Series B Convertible Preferred Stock:

FIRST:  The Articles of Incorporation of the Corporation authorizes the issuance of one hundred fifty million (150,000,000) shares of common stock and five million (5,000,000) shares of preferred stock (the “Preferred Stock”).

SECOND:  At a meeting of the Board of Directors, held on March 31, 2011, the directors unanimously approved the designation of Fifty Thousand (50,000) shares of the Preferred Stock as Series B Convertible Preferred Stock and authorized the issuance of the Series B Convertible Preferred Stock at a price of $100.00 per share (the “Original Stated Value”).  The designations, powers, preferences and rights, and the qualifications, limitations or restrictions hereof, in respect of the Series B Convertible Preferred Stock shall be as hereinafter described.

Accordingly, “Article 3” of the Articles of Incorporation of this Corporation is amended to include the following:

Series B Convertible Preferred Stock

1.
Designation and Number of Shares.  There shall be a series of Preferred Stock that shall be designated as “Series B Convertible Preferred Stock,” and the number of shares constituting such series shall be Fifty Thousand (50,000) shares.  The price per share shall be $100.00 per share (the “Original Stated Value”).  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Convertible Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

2.
Ranking.  For purposes of Liquidation (defined below), the Series B Preferred Stock shall rank: (i) subject to the consent of 51% of the then outstanding shares of Series B Convertible Preferred Stock, junior to any other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to the Series B Preferred Stock (collectively, the “Senior Securities”); (ii) prior to all of the Corporation’s Series A Convertible Preferred Stock and Common Stock; (iii) prior to any other series of preferred stock or any class or series of capital stock of the corporation hereafter created not specifically ranking by its terms senior to or on parity with the Series B Preferred Stock (collectively with the Series A Convertible Preferred Stock and Common Stock the “Junior Securities”); and (iv) on parity with the Series B Preferred Stock and any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock (the “Parity Securities”), in each case as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

3.
Liquidation.  Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (“Liquidation”), the holders of record of the shares of the Series B Preferred Stock shall be entitled to receive, before and in preference to any distribution or payment of assets of the Corporation or the proceeds thereof may be made or set apart for the holders of Junior Securities, an amount in cash equal to the Original Stated Value per share (subject to adjustment in the event of stock splits, combinations or similar events).  If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series B Preferred Stock and any Parity Securities shall be insufficient to permit payment in full to the holders of the Series B Preferred Stock and Parity Securities, then the entire assets and funds of the Corporation legally available for distribution to such holders and the holders of the Parity Securities then outstanding shall be distributed ratably among the holders of the Series B Preferred Stock and Parity Securities based upon the proportion the total amount distributable on each share upon Liquidation bears to the aggregate amount required to be distributed, but for the provisions of this sentence, on all shares of the Series B Preferred Stock and of such Parity Securities, if any.

For purposes of this Section 3, (i) a merger or consolidation, (ii) a sale of all or substantially all of the assets of the Corporation or (iii) an acquisition of fifty (50%) percent or more of the voting power or equity interests of the Corporation by a single person or “group” (as determined in accordance with Section 13(d) of the Securities and Exchange Act of 1934, as amended) shall be considered a Liquidation, provided that a transaction described in subclause (i) above shall not be considered a Liquidation if the holders of the Series B Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series B Preferred Stock.  Such provision may be waived in writing by the holders of a majority of the then outstanding shares of Series B Preferred Stock.

4.	Dividends. None.

5.
Conversion Rights.  Each holder of record of shares of the Series B Convertible Preferred Stock shall have the right to convert all or any part of such holder’s shares of Series B Convertible Preferred Stock into Common Stock, without any further payment therefor, as follows:

(a)
Optional Conversion.  Subject to and upon compliance with the provisions of this Section 5, the holder of any shares of Series B Convertible Preferred Stock shall have the right at such holder’s option, at any time and from time to time, to convert any of such shares of Series B Convertible Preferred Stock into fully paid and non-assessable shares of Common Stock into that number of shares of Common Stock as shall be determined by dividing the Original Stated Value by the “Conversion Price.”  Conversion Price shall initially be an amount equal to the daily VWAP for the thirty consecutive Trading Days ending on the last Trading Day immediately preceding a Conversion Date, but no less than $0.10, subject to adjustment as provided below.  “VWAP” shall mean the volume weighted average of actual trading prices measured in hundredths of cents of the Common Stock of the Company as reported by means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question (collectively, “Trading Markets”): the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing). “Trading Day” means a day on which the principal Trading market is open for trading.

(b)
Mandatory Conversion.  Each outstanding share of Series B Preferred Stock shall be automatically converted into fully paid and nonassessable shares of Common Stock at the Conversion Price then in effect upon the occurrence of any of the following events:

(i)	A listing of the Corporation’s Common Stock for trading on the New York Stock Exchange, New York American Stock Exchange or the Nasdaq (each an “Exchange” and collectively, the “Exchanges”);

(ii)	An institutional financing in excess of $10,000,000; or

(iii)	Any sale or transfer of the Series B Convertible Preferred Stock by such holder.

(c)	Mechanics of Conversion.

(i)
Before any holder of Series B Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Convertible Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  The Corporation shall, within five business days, issue and deliver at such office to such holder of Series B Convertible Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Conversion shall be deemed to have been effected on the date when delivery of notice as provided below of an election to convert and certificates for shares is delivered to the Corporation, and such date is referred to herein as the “Conversion Date.”

(ii)
All Common Stock, which may be issued upon conversion of the Series B Convertible Preferred Stock, will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.  At all times that any shares of Series B Convertible Preferred Stock are outstanding, the Corporation shall have authorized and shall have reserved for the purpose of issuance upon such conversion into Common Stock of all Series B Convertible Preferred Stock, a sufficient number of shares of Common Stock to provide for the conversion of all outstanding shares of Series B Convertible Preferred Stock at the then effective Conversion Price.

(d)	Conversion Price Adjustments. The Conversion Price shall be subject to the adjustment provisions of Section 6 below.

(e)
Payment of Dividends on Conversion.  Upon the conversion of shares of Series B Preferred stock, any and all accumulated and unpaid dividends with respect to the shares of Series B Preferred Stock so converted shall be immediately paid either in shares of Common Stock or cash legally available therefore.

6.
Anti-Dilution Provisions.  During the period in which any shares of Series B Convertible Preferred Stock remain outstanding, the Conversion Price in effect at any time and the number and kind of securities issuable upon the conversion of the Series B Convertible Preferred Stock shall be subject to adjustment from time to time following the date of the original issuance of the Series B Convertible Preferred Stock upon the happening of certain events as follows:

(a)
Consolidation, Merger or Sale.  If any consolidation or merger of the Corporation with an unaffiliated third-party, or the sale, transfer or lease of all or substantially all of its assets to an unaffiliated third-party shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for their shares of Common Stock, then provision shall be made, in accordance with this Section 6(a), whereby each holder of shares of Series B Convertible Preferred Stock shall thereafter have the right to receive such securities or assets as would have been issued or payable with respect to or in exchange for the shares of Common Stock into which the shares of Series B Convertible Preferred Stock held by such holder were convertible immediately prior to the closing of such merger, sale, transfer or lease, as applicable.  The Corporation will not effect any such consolidation, merger, sale, transfer or lease unless prior to the consummation thereof the successor entity (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing or leasing such assets shall assume by written instrument (i) the obligation to deliver to the holders of Series B Convertible Preferred Stock such securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to purchase, and (ii) all other obligations of the Corporation hereunder.  The provisions of this Section 6(a) shall similarly apply to successive mergers, sales, transfers or leases.  Holders shall not be required to convert Series B stock pursuant to this Section 6(a).

(b)
Common Stock Dividends, Subdivisions, Combinations, etc.  In case the Corporation shall hereafter (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted by multiplying the then applicable Conversion Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action.  Such adjustment shall be made successively whenever any event listed above shall occur.

(c)
Corporation Notice of Adjustment.  Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly but no later than 10 days after any request for such an adjustment by the holder, cause a notice setting forth the adjusted Conversion Price issuable upon exercise of each share of Series B Convertible Preferred Stock, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the holders at their last addresses appearing in the share register of the Corporation, and shall cause a certified copy thereof to be mailed to its transfer agent, if any.  The Corporation may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Corporation) to make any computation required by this Section 6, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

7.	Voting Rights. The Series B Preferred Stock shall have no voting rights, except as otherwise specifically required by law.

8.
Redemption.  Neither the Corporation nor the holders of the Series B Preferred Stock shall have any right at any time to require the redemption of any of the shares of Series B Preferred Stock, except upon and by reason of any liquidation, dissolution or winding-up of the Corporation, as and to the extent herein provided.

9.	Registration of Underlying Common Stock. None.

10.
Reservation of Shares.  The Corporation shall at all times reserve and keep available and free of preemptive rights out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Convertible Preferred Stock pursuant to the terms hereof, such number of its shares of Common Stock (or other shares or other securities as may be required) as shall from time to time be sufficient to effect the conversion of all outstanding Series B Convertible Preferred Stock pursuant to the terms hereof.  If at any time the number of authorized but unissued shares of Common Stock (or such other shares or other securities) shall not be sufficient to affect the conversion of all then outstanding Series B Convertible Preferred Stock, the holders shall be restricted from exercising the Optional Conversion and the Corporation shall promptly take such action as may be necessary to increase its authorized but unissued Common Stock (or other shares or other securities) to such number of shares as shall be sufficient for such purpose.

11.	Miscellaneous.

(a)
The shares of the Series B Convertible Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Resolution Designating Series B Convertible Preferred Stock and in the Articles of Incorporation of the Corporation.

(b)	The holders of the Series B Convertible Preferred Stock shall be entitled to receive all communications sent by the Corporation to the holders of the Common Stock.

(c)
Holders of fifty-one percent (51%) of the outstanding shares of Series B Convertible Preferred Stock may, voting as a single class, elect to waive any provision of this Resolution Designating Series B Convertible Preferred Stock, and the affirmative vote of such percentage with respect to any proposed waiver of any of the provisions contained herein shall bind all holders of Series B Convertible Preferred Stock.

(d)
Unless otherwise provided, any notice required or permitted under this Amendment shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or three (3) days following deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified (or one (1) day following timely deposit with a reputable overnight courier with next day delivery instructions), or upon confirmation of receipt by the sender of any notice by facsimile transmission, at the address indicated below or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

The foregoing Amendment was adopted by the Board of Directors of the Corporation pursuant to the Nevada Corporation Law.  Therefore, the number of votes cast for the Amendment to the Corporation's Articles of Incorporation was sufficient for approval.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer.

Dated:  March 31, 2011

CMG HOLDINGS, INC.

Name: Alan Morell
Its: Chief Executive Officer